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Logo of Intermedia Communications


INTERMEDIA COMMUNICATIONS

                                             CONTACT: CHRIS BROWN
3625 Queen Palm Drive                                 INTERMEDIA COMMUNICATIONS
Tampa, Florida 33619                                  813-829-2408
(813) 829-0011
http://www.icix.net
FAX (813) 829-2913


       INTERMEDIA COMMUNICATIONS COMPLETES CONCURRENT PRIVATE OFFERINGS
        OF $150 MILLION IN CONVERTIBLE PREFERRED STOCK AND $350 MILLION
                           IN SENIOR DISCOUNT NOTES
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        Tampa, FL--(July 10, 1997)--Intermedia Communications (Nasdaq/NM:ICIX)
today announced that it has completed its concurrent private offerings of $150 million in Series D Convertible Preferred Stock and $350 million gross proceeds in Senior Discount Notes. The concurrent offerings totaled $500 million, $100 million more than the previously announced total.

        The Series D Preferred Stock Dividend will accrue at a rate per annum equal to 7%, payable quarterly, in cash or Intermedia Common Stock, at Intermedia's option. The Series D Preferred Stock may be converted at the option of the holder into Intermedia Common Stock at a conversion price of $38.90 per share, subject to some adjustments. It may be converted at any time after October 7, 1997. The 11-1/4% Senior Discount Notes are due on July 15, 2007, with cash interest accruing after July 15,2002, and being paid semi-annually in arrears beginning on July 15, 2003. The Senior Discount Notes will be redeemable, at the option of the Company, on or after July 15, 2002, and are pari passu with all other senior indebtedness.

        The proceeds will be used to retire or defease Intermedia's outstanding 13-1/2% Senior Notes due 2005, to fund the continued implementation of the Company's business plan, and for general corporate purposes.

        Intermedia Communications is one of the nation's fastest growing telecommunications companies, offering an integrated package of local, long distance, voice, data and Internet services to business and government customers in the eastern U.S. Intermedia is headquartered in Tampa, Florida, with sales offices in over 20 cities throughout the East. Intermedia stock is traded on the Nasdaq Stock Market's National Market under the symbol ICIX. For information about Intermedia's services or other corporate data, visit Intermedia's site on the World Wide Web at http://www.icix.net.

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